Exhibit 99.01

El Paso Electric

NEWS RELEASE

For Immediate Release Date: October 28, 2010	Contact: Media Teresa Souza 915/543-5823	Investor Relations: Steve Busser 915/543-5983 Rachelle Williams 915/543-2257

El Paso Electric Announces Third Quarter Financial Results

Overview

•

For the third quarter 2010, EE reported net income before extraordinary item of $49.9 million, or $1.16 and $1.15 basic and diluted earnings per share, respectively. In the third quarter of 2009, EE reported net income before extraordinary item of $33.9 million, or $0.76 basic and diluted earnings per share.

•

For the nine months ended September 30, 2010, EE reported net income before extraordinary item of $82.9 million, or $1.90 and $1.89 basic and diluted earnings per share, respectively. Net income before extraordinary item for the nine months ended September 30, 2009 was $59.0 million, or $1.31 basic and diluted earnings per share.

“We were pleased with the increase in earnings during the third quarter of 2010,” said David W. Stevens, Chief Executive Officer. “The increase, which was primarily driven by higher revenues, reflected the implementation of newly approved seasonal rates in New Mexico and Texas as well as a significant increase in kilowatt-hour sales as we continue to see strong growth due to an expanding local economy.”

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

Earnings Summary

The table and explanations below present the major factors affecting 2010 income relative to 2009 income before extraordinary item in 2010 (discussed below).

	Quarter Ended			Nine Months Ended
	Pre-Tax Effect	After-Tax Income	Basic EPS	Pre-Tax Effect	After-Tax Income	Basic EPS
September 30, 2009		$33,932	$0.76		$58,972	$1.31
Changes in:
Retail non-fuel base revenue	$32,920	20,739	0.48	$47,766	30,093	0.70
Deregulated Palo Verde Unit 3 revenues	735	463	0.01	3,091	1,948	0.04
Off-system sales margin	(2,055)	(1,295)	(0.03)	(2,786)	(1,755)	(0.04)
Depreciation and amortization	(1,489)	(938)	(0.03)	(4,555)	(2,870)	(0.07)
Pension and benefits expense	(1,179)	(742)	(0.02)	(2,522)	(1,589)	(0.04)
Interest and investment income	(55)	(102)	—	3,520	2,977	0.06
Taxes other than income taxes	(2,530)	(1,594)	(0.04)	(2,415)	(1,521)	(0.04)
Elimination of Medicare Part D tax benefit	—	—	—	—	(4,787)	(0.11)
Other		(567)	(0.01)		1,384	0.03

September 30, 2010		$49,896	1.12		$82,852	1.84

Change in weighted average number of shares			0.04			0.06

September 30, 2010			$1.16			$1.90

Third Quarter 2010

Income before extraordinary item for the quarter ended September 30, 2010 when compared to the same period last year was positively affected by:

•

Higher retail non-fuel base revenues in 2010 primarily due to new non-fuel base rates in New Mexico and Texas reflecting seasonal rates that are higher in the summer months, and a 4.8% increase in kWh sales to retail customers partially as a result of 1.5% growth in customers served.

•	Increased revenues from retail sales of deregulated Palo Verde Unit 3 power due to higher proxy market prices in the third quarter of 2010 compared to the same period in 2009.

Income before extraordinary item for the quarter ended September 30, 2010 when compared to the same period last year was negatively affected by:

•	Decreased off-system sales margins due to increased sharing of off-system sales margins with customers (see 2009 Texas Rate Case discussion below).

•	Increased depreciation and amortization expense due to increased depreciable plant balances and increased depreciation rates.

•	Increased pension and benefits expense primarily due to changes in actuarial assumptions for our pension plan.

•	Increased taxes other than income taxes due to revenue-related taxes and increased property taxes.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

Year to Date

Income before extraordinary item for the nine months ended September 30, 2010 when compared to the same period last year was positively affected by:

•

Higher retail non-fuel base revenues in 2010 primarily due to new non-fuel base rates in New Mexico and Texas reflecting seasonal rates that are higher in the summer months, a 5.1% increase in kWh sales to retail customers as a result of colder winter weather, and a 1.7% growth in customers served.

•

Increased interest and investment income primarily due to a decline of $4.5 million in impairment losses on investments in our Palo Verde decommissioning trusts in 2010 when compared to the same period in 2009.

•

Increased revenues from retail sales of deregulated Palo Verde Unit 3 power due to increased generation at Palo Verde Unit 3 in 2010 and higher proxy market prices in 2010. In 2009, Palo Verde Unit 3 had a scheduled refueling and maintenance outage through most of April and May. In 2010, Palo Verde Unit 3 began a fall refueling and maintenance outage on October 2, 2010 which is scheduled to be completed by late November 2010.

Income before extraordinary item for the nine months ended September 30, 2010 when compared to the same period last year was negatively affected by:

•	A one-time increase in tax expense to recognize a change in tax law enacted in the Patient Protection and Affordable Care Act to eliminate the tax benefit related to the Medicare Part D subsidies.

•	Increased depreciation and amortization expense due to increased depreciable plant balances and increased depreciation rates.

•	Decreased off-system sales margins due to increased sharing of off-system sales margins with customers effective July 1, 2010. (See 2009 Texas Rate Case discussion below.)

•	Increased pension and benefits expense primarily due to changes in actuarial assumptions for our pension plan.
•	Increased taxes other than income taxes due to revenue-related taxes and increased property taxes.

Extraordinary Gain

As a regulated electric utility, we prepare our financial statements in accordance with the FASB guidance for regulated operations. FASB guidance for regulated operations requires us to show certain items as assets or liabilities on our balance sheet when the regulator provides assurance that these items will be charged to and collected from our customers or refunded to our customers. In the final order for Public Utility Commission of Texas (PUCT) Docket 37690, we were allowed to include the previously expensed loss on reacquired debt associated with the refinancing of first mortgage bonds in 2005 in our calculation of the weighted cost of debt to be recovered from our customers. In order to establish this regulatory asset, we recorded an extraordinary gain of $10.3 million, net of income tax expense of $5.8 million, in our 2010 income statements. This new regulatory asset will be amortized over the life of our 6% Senior Notes due in 2035. The extraordinary item of $10.3 million, net of tax, added $0.24 to the basic and diluted earnings per share in both the three month and nine month periods in 2010.

Retail Non-fuel Base Revenues

Retail non-fuel base revenues increased by $32.9 million, pre-tax, or 22.5% in the third quarter of 2010 compared to the same period in 2009 primarily due to (i) new non-fuel base rates in New Mexico and Texas; (ii) a 5.1% increase in kWh sales to residential customers reflecting 1.9% growth in the average number of customers served; (iii) a 1.4% increase in kWh sales to small commercial and industrial customers; (iv) increased retail non-fuel base revenues received from large commercial and industrial customers attributable to an increase of 8.2% in kWh sales and the implementation of higher rates in new contracts and tariffs with several large customers whose contracts had expired; and (v) a 7.5% increase in kWh sales to public authorities, including military bases. Most of the revenue increases related to new non-fuel base rates in Texas and New Mexico were realized in the third quarter of 2010 as the rate increases provided for higher summer peak rates

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

and lower rates in the non-peak months. Summer rates for residential customers are effective May through October and summer rates for other customers are effective June through September. Both the third quarter of 2010 and 2009 experienced hotter summer weather conditions as compared to historical averages. Non-fuel base revenues and kilowatt-hour sales are provided by customer class on page 11 of the Release.

For the nine months ended September 30, 2010, retail non-fuel base revenues increased by $47.8 million, pre-tax, or 12.9% compared to the same period in 2009 primarily due to (i) new non-fuel base rates in New Mexico and Texas which are higher in the summer months; and (ii) a 6.6% increase in kWh sales to residential customers reflecting colder winter weather in 2010 and 1.8% growth in the average number of customers served. During the nine months ended September 30, 2010, heating degree days were 33% above the same period in 2009 and 13% above the 10-year average. Retail non-fuel base revenues also increased due to a 2.1% increase in kWh sales to small commercial and industrial customers primarily as a result of a 1.5% increase in the average number of small commercial and industrial customers served. Retail non-fuel base revenues from large commercial and industrial customers also increased due to an increase of 9.3% in kWh sales and the implementation of higher rates in new contracts and tariffs with several large customers whose contracts had expired. Revenues to public authorities also increased due to a 4.7% increase in kWh sales largely due to increased sales to military bases. Non-fuel base revenues and kilowatt-hour sales are provided by customer class on page 13 of the Release.

2009 Texas Retail Rate Case

On July 30, 2010, the PUCT approved a settlement in the 2009 Texas retail rate case in PUCT Docket No. 37690. The settlement called for an annual non-fuel base rate increase of $17.15 million effective for usage beginning July 1, 2010. Interim rates were placed in effect July 1, 2010 pending final approval by the PUCT. All additions to electric plant in service since June 30, 1993 through June 30, 2009 were deemed to be reasonable and necessary with the exception of one small addition. In addition, our new customer information system completed in April 2010 was also included in base rates with a ten-year amortization. The settlement provides for the reconciliation of fuel costs incurred through June 30, 2009 except for the recovery of final coal reclamation costs. The fuel reconciliation was bifurcated from the rate case (Docket No. 38361) to allow for litigation of the final coal reclamation costs. The PUCT also approved the use of a formula-based fuel factor which provides for more timely recovery of fuel costs. Consistent with a prior rate agreement, effective July 1, 2010, we share 90% of off-system sales margins with customers and retain 10% of such margins. Previously, we retained 75% of off-system sales margins. The PUCT approved a $19.7 million or 11% reduction in our fixed fuel factor as the initial rate under the approved fuel factor formula. The PUCT also approved an energy efficiency cost-recovery factor that includes the recovery of deferred energy efficiency costs over a three-year period.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

Off-system Sales

We make off-system sales in the wholesale power markets when competitively priced excess power is available from our generating plants and purchased power contracts. The Company shared 25% of off-system sales margins with customers and retained 75% of off-system sales margins through June 30, 2010 pursuant to rate agreements in prior years. Effective July 1, 2010, we share 90% of off-system sales margins with customers and retain 10% of off-system sales margins. For the quarter and nine months ended September 30, 2010, retained margins from off-system sales decreased approximately $2.1 million and $2.8 million, respectively, over the corresponding period in 2009. The table below shows off-system sales in MWh and the pre-tax margins realized and retained by us from sales during the quarter and nine months ended September 30, 2010 and 2009:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
MWh sales	804,558	715,641	2,163,766	2,408,122
Total margins (in thousands)	$2,102	$3,035	$8,992	$10,900
Retained margins (in thousands)	$223	$2,278	$5,392	$8,178

The table below shows on a per MWh basis, pre-tax revenues, costs and margins from off-system sales for 2010 and 2009.

Quarter Ended	Average Revenue Per MWh	Average Cost of Energy Per MWh	Pre-Sharing Average Margin Per MWh
March 31, 2009	$36.49	$30.13	$6.36
June 30, 2009	$35.43	$33.63	$1.80
September 30, 2009	$39.61	$35.37	$4.24

March 31, 2010	$45.65	$38.76	$6.89
June 30, 2010	$34.63	$32.57	$2.06
September 30, 2010	$35.08	$32.46	$2.61

Patient Protection and Affordable Care Act

On March 23, 2010, the Patient Protection and Affordable Care Act was signed into law. A major provision of the law is that, beginning in 2013, the income tax deductions for the cost of providing certain prescription drug coverage will be reduced by the amount of the Medicare Part D subsidies received. We were required to recognize the impacts of the tax law change at the time of enactment and recorded a one-time non-cash charge to income tax expense of approximately $4.8 million in the first quarter of 2010.

Capital and Liquidity

We continue to maintain a strong capital structure to ensure access to capital markets at reasonable rates. At September 30, 2010, common stock equity represented 47.8% of our capitalization (common stock equity, long-term debt and the current portion of long-term debt, and financing obligations). At September 30, 2010, we had a balance of $66.9 million in cash and cash equivalents, most of which was in funds invested in United States Treasury securities. We believe that we will have adequate liquidity through our current cash balances, cash from operations, and our revolving credit facility to meet all of our anticipated cash requirements through 2011 based on current projections.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

Cash flows from operations for the nine months ended September 30, 2010 were $163.6 million compared to $213.5 million in the corresponding period in 2009. The primary factor affecting the decreased cash flow was reduced collection of deferred fuel revenues in 2010. The difference between fuel revenues collected and fuel expense incurred is deferred to be either refunded (over-recoveries) or surcharged (under-recoveries) to customers in the future. During the nine months ended September 30, 2010, the Company had an under-recovery of deferred fuel revenues, net of refunds, of $1.3 million as compared to an over-recovery, including surcharges, of $74.7 million during the nine months ended September 30, 2009. At September 30, 2010, we had a net fuel over-recovery balance of $16.7 million, including $12.6 million in Texas and $4.1 million in New Mexico. Cash flows from operations also decreased due to an increase of $42.7 million in accounts receivable for the nine months ended September 30, 2010 compared to a $2.5 million increase for the same period in 2009. The increase in accounts receivable is primarily due to increased kWh sales and higher revenues in both Texas and New Mexico.

During the nine months ended September 30, 2010, our primary capital requirements were for the construction and purchase of electric utility plant, purchases of nuclear fuel, and the repurchase of common stock. Capital requirements for new electric plant were $124.8 million for the nine months ended September 30, 2010 compared to $145.5 million for the nine months ended September 30, 2009.

On August 17, 2010, Rio Grande Resources Trust (RGRT) completed the sale of $110 million aggregate principal amount of senior notes. EE guarantees RGRT’s payment of principal and interest on the senior notes. RGRT is the trust through which we finance our portion of nuclear fuel for Palo Verde and is consolidated in the Company’s financial statements. The proceeds from the sale of the senior notes were used by RGRT to repay amounts borrowed under the then existing revolving credit facility and enable future nuclear fuel financing requirements of RGRT to be met with a combination of the senior notes and amounts borrowed under the revolving credit facility.

On September 23, 2010, we, along with RGRT, entered into a new credit agreement for a $200 million revolving credit facility. The revolving credit facility has a term of four years, and EE may request that the facility be increased up to $300 million during the term of the facility. The terms of the agreement provide that amounts we borrow under the facility may be used for working capital and general corporate purposes. Any amounts borrowed by RGRT may be used to finance the acquisition and processing of nuclear fuel. EE guarantees the amounts borrowed by RGRT. This revolving credit facility replaces the $200 million revolving credit facility that was due to expire on April 11, 2011. Total amount borrowed for nuclear fuel by RGRT was $124.1 million at September 30, 2010 of which $14.1 million had been borrowed under this new facility and $110 million was borrowed through the senior notes discussed above. Borrowings by RGRT for nuclear fuel were $113.0 million as of September 30, 2009, including accrued interest and fees. Interest costs on borrowings to finance nuclear fuel are accumulated by RGRT and charged to EE as fuel is consumed and recovered through fuel recovery charges. No borrowings were outstanding at September 30, 2010 for working capital or general corporate purposes.

On February 19, 2010, the Board of Directors authorized repurchases of up to 2 million additional shares of the Company’s outstanding common stock (2010 Authorization). During the nine months ended September 30, 2010, we repurchased 1,391,049 shares of common stock in the open market at an aggregate cost of $30.2 million under both the previously authorized program and under the 2010 Authorization. During the third quarter of 2010, we repurchased 888,557 shares of common stock in the open market at an aggregate cost of $20.2 million. As of September 30, 2010, 809,933 shares remain available for repurchase under the 2010 Authorization. The Company currently intends to continue to repurchase shares in the open market from time to time.

The combination of the issuance of senior notes by RGRT and the refinancing of the revolving credit facility provides additional liquidity to the Company. We expect to have sufficient liquidity to finance construction expenditures and other capital requirements through 2011. In addition, we may seek to issue debt in the capital markets to finance capital requirements.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

2010 Earnings Guidance

We are providing updated earnings guidance for 2010 of a range of $1.95 to $2.15 per basic share excluding the extraordinary gain related to Texas regulatory assets.

Conference Call

A conference call to discuss third quarter 2010 earnings is scheduled for 10:30 a.m. Eastern Time, October 28, 2010. The dial-in number is 866-243-8959 with a conference ID of 1487581. The conference leader will be Steven P. Busser, Vice President – Treasurer and Chief Risk Officer of EE. A replay will run through November 11, 2010 with a dial-in number of 866-837-8032 and a conference ID of 1487581. The conference call and presentation slides will be webcast live on EE’s website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.

Safe Harbor

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (ii) recovery of capital investments and operating costs through rates in Texas and New Mexico; (iii) recovery of franchise fees and taxes through tax surcharges in New Mexico; (iv) uncertainties and instability in the general economy and the resulting impact on EE’s sales and profitability; (v) unanticipated increased costs associated with scheduled and unscheduled outages; (vi) the size of our construction program and our ability to complete construction on budget and on time; (vii) costs at Palo Verde; (viii) deregulation and competition in the electric utility industry; (ix) possible increased costs of compliance with environmental or other laws, regulations and policies; (x) possible income tax and interest payments as a result of audit adjustments proposed by the IRS; (xi) uncertainties and instability in the financial markets and the resulting impact on EE’s ability to access the capital and credit markets; and (xii) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE’s filings are available from the Securities and Exchange Commission or may be obtained through EE’s website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

El Paso Electric Company and Subsidiary

Consolidated Statements of Operations

Quarter Ended September 30, 2010 and 2009

(In thousands except for per share data)

(Unaudited)

	2010	2009	Variance
Operating revenues, net of energy expenses:
Base revenues	$179,641	$146,828	$32,813 (a)
Off-system sales margins, net of sharing	223	2,278	(2,055)
Deregulated Palo Verde Unit 3 proxy market pricing	3,891	3,156	735
Other	8,064	6,807	1,257

Operating Revenues Net of Energy Expenses	191,819	159,069	32,750

Other Operating Expenses:
Other operations and maintenance	49,189	45,474	3,715
Palo Verde operations and maintenance	21,722	21,710	12
Taxes other than income taxes	16,125	13,595	2,530
Other income (deductions)	1,210	876	334

Earnings Before Interest, Taxes, Depreciation and Amortization	105,993	79,166	26,827 (b)

Depreciation and amortization	20,685	19,196	1,489
Interest on long-term debt	12,936	12,194	742
AFUDC and capitalized interest	4,744	3,791	953
Other interest expense	48	67	(19)

Income Before Income Taxes and Extraordinary Item	77,068	51,500	25,568

Income tax expense	27,172	17,568	9,604

Income Before Extraordinary Item	49,896	33,932	15,964
Extraordinary gain related to Texas regulatory assets, net of income tax expense of $5,769	10,286	—	10,286

Net Income	$60,182	$33,932	$26,250

Basic Earnings per Share:
Income before extraordinary item	$1.16	$0.76	$0.40
Extraordinary gain related to Texas regulatory assets, net of tax	0.24	—	0.24

Net Income	$1.40	$0.76	$0.64

Diluted Earnings per Share:
Income before extraordinary item	$1.15	$0.76	$0.39
Extraordinary gain related to Texas regulatory assets, net of tax	0.24	—	0.24

Net Income	$1.39	$0.76	$0.63

Weighted average number of shares outstanding	42,921	44,588	(1,667)

Weighted average number of shares and dilutive potential shares outstanding	43,104	44,637	(1,533)

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $22.3 million and $21.2 million, respectively.
(b)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company and Subsidiary

Consolidated Statements of Operations

Nine Months Ended September 30, 2010 and 2009

(In thousands except for per share data)

(Unaudited)

	2010	2009	Variance
Operating revenues, net of energy expenses:
Base revenues	$420,863	$373,212	$47,651 (a)
Off-system sales margins, net of sharing	5,392	8,178	(2,786)
Deregulated Palo Verde Unit 3 proxy market pricing	13,240	10,149	3,091
Other	19,645	17,746	1,899

Operating Revenues Net of Energy Expenses	459,140	409,285	49,855

Other Operating Expenses:
Other operations and maintenance	133,064	126,256	6,808
Palo Verde operations and maintenance	69,724	70,641	(917)
Taxes other than income taxes	41,038	38,623	2,415
Other income (deductions)	2,413	(2,040)	4,453

Earnings Before Interest, Taxes, Depreciation and Amortization	217,727	171,725	46,002 (b)

Depreciation and amortization	60,136	55,581	4,555
Interest on long-term debt	37,378	38,314	(936)
AFUDC and capitalized interest	13,578	12,872	706
Other interest expense	113	319	(206)

Income Before Income Taxes and Extraordinary Item	133,678	90,383	43,295

Income tax expense (c)	50,826	31,411	19,415

Income Before Extraordinary Item	82,852	58,972	23,880
Extraordinary gain related to Texas regulatory assets, net of income tax expense of $5,769	10,286	—	10,286

Net Income	$93,138	$58,972	$34,166

Basic Earnings per Share:
Income before extraordinary item	$1.90	$1.31	$0.59
Extraordinary gain related to Texas regulatory assets, net of tax	0.24	—	0.24

Net Income	$2.14	$1.31	$0.83

Diluted Earnings per Share:
Income before extraordinary item	$1.89	$1.31	$0.58
Extraordinary gain related to Texas regulatory assets, net of tax	0.24	—	0.24

Net Income	$2.13	$1.31	$0.82

Weighted average number of shares outstanding	43,370	44,709	(1,339)

Weighted average number of shares and dilutive potential shares outstanding	43,505	44,739	(1,234)

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $55.9 million and $53.0 million, respectively.
(b)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.
(c)	Income tax expense for the nine months ended September 30, 2010 includes a charge of $4,787 related to the Patient Protection and Affordable Care Act which required the elimination of the tax benefit associated with the Medicare Part D subsidies beginning in 2013.

El Paso Electric Company and Subsidiary

Cash Flow Summary

Nine Months Ended September 30, 2010 and 2009

(In thousands and Unaudited)

	2010	2009
Cash flows from operating activities:
Net income	$93,138	$58,972
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	60,136	55,581
Extraordinary gain on Texas regulatory assets, net of tax	(10,286)	—
Deferred income taxes, net	17,088	(2,257)
Other	27,701	22,348
Change in working capital items:
Net recovery (deferral) of fuel revenues	(1,323)	74,656
Accounts receivable	(42,661)	(2,494)
Other	19,811	6,706

Net cash provided by operating activities	163,604	213,512

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(124,839)	(145,465)
Cash additions to nuclear fuel	(33,889)	(34,613)
Decommissioning trust funds	(8,271)	(4,600)
Other	(5,877)	(3,906)

Net cash used for investing activities	(172,876)	(188,584)

Cash flows from financing activities:
Repurchase of common stock	(30,217)	(12,854)
Financing obligations	(92,898)	19,365
Proceeds from issuance of long-term private placement notes	110,000	—
Other	(2,455)	(1,546)

Net cash provided by (used for) financing activities	(15,570)	4,965

Net increase (decrease) in cash and cash equivalents	(24,842)	29,893
Cash and cash equivalents at beginning of period	91,790	91,642

Cash and cash equivalents at end of period	$66,948	$121,535

Cash interest payments	$33,474	$33,941

El Paso Electric Company and Subsidiary

Quarter Ended September 30, 2010 and 2009

Sales and Revenues Statistics

			Increase (Decrease)
	2010	2009	Amount	Percentage
MWh sales:
Retail:
Residential	819,294	779,282	40,012	5.1%
Commercial and industrial, small	676,894	667,321	9,573	1.4%
Commercial and industrial, large	300,845	278,158	22,687	8.2%
Sales to public authorities	450,895	419,487	31,408	7.5%

Total retail sales	2,247,928	2,144,248	103,680	4.8%

Wholesale:
Sales for resale	17,019	18,215	(1,196)	(6.6%)
Off-system sales	804,558	715,641	88,917	12.4%

Total wholesale sales	821,577	733,856	87,721	12.0%

Total MWh sales	3,069,505	2,878,104	191,401	6.7%

Operating revenues (in thousands):
Non-fuel base revenues:
Retail:
Residential	$75,411	$64,833	$10,578	16.3%
Commercial and industrial, small	61,857	50,017	11,840	23.7%
Commercial and industrial, large	13,126	9,358	3,768	40.3%
Sales to public authorities	28,601	21,867	6,734	30.8%

Total retail non-fuel base revenues	178,995	146,075	32,920	22.5%
Wholesale:
Sales for resale	646	753	(107)	(14.2%)

Total non-fuel base revenues	179,641	146,828	32,813	22.3%
Fuel revenues:
Recovered from customers during the period (a)	52,600	59,373	(6,773)	(11.4%)
Under (over) collection of fuel	(9,703)	(23,038)	13,335	(57.9%)
New Mexico fuel in base rates	22,312	21,171	1,141	5.4%

Total fuel revenues	65,209	57,506	7,703	13.4%
Off-system sales	28,221	28,349	(128)	(0.5%)
Other	7,271	8,215	(944)	(11.5%)

Total operating revenues	$280,342	$240,898	$39,444	16.4%

Off-system sales (in thousands):
Gross margins	$2,102	$3,035	$(933)	(30.7%)
Retained margins	223	2,278	(2,055)	(90.2%)
Average number of retail customers:
Residential	332,920	326,816	6,104	1.9%
Commercial and industrial, small	36,150	36,158	(8)	—
Commercial and industrial, large	48	50	(2)	(4.0%)
Sales to public authorities	4,420	4,938	(518)	(10.5%)

Total	373,538	367,962	5,576	1.5%

Number of retail customers (end of period):
Residential	333,162	327,178	5,984	1.8%
Commercial and industrial, small	36,592	36,319	273	0.8%
Commercial and industrial, large	49	48	1	2.1%
Sales to public authorities	4,803	4,942	(139)	(2.8%)

Total	374,606	368,487	6,119	1.7%

			10 Yr Average
Weather statistics:
Heating degree days	—	2	—
Cooling degree days	1,603	1,601	1,448

(a)	Excludes $11.5 million refund in 2010 related to prior periods Texas deferred fuel revenues.

El Paso Electric Company

Quarter Ended September 30, 2010 and 2009

Generation and Purchased Power Statistics

			Increase (Decrease)
	2010	2009	Amount	Percentage
Generation and purchased power (MWh):
Palo Verde	1,375,883	1,379,943	(4,060)	(0.3%)
Four Corners	173,298	168,755	4,543	2.7%
Gas plants	957,079	782,861	174,218	22.3%

Total generation	2,506,260	2,331,559	174,701	7.5%
Purchased power	768,878	726,433	42,445	5.8%

Total available energy	3,275,138	3,057,992	217,146	7.1%
Line losses and Company use	205,633	179,888	25,745	14.3%

Total	3,069,505	2,878,104	191,401	6.7%

Palo Verde capacity factor	100.2%	100.6%	(0.4%)
Four Corners capacity factor	75.5%	83.3%	(7.8%)

El Paso Electric Company and Subsidiary

Nine Months Ended September 30, 2010 and 2009

Sales and Revenues Statistics

			Increase (Decrease)
	2010	2009	Amount	Percentage
MWh sales:
Retail:
Residential	1,958,670	1,837,915	120,755	6.6%
Commercial and industrial, small	1,762,224	1,726,286	35,938	2.1%
Commercial and industrial, large	826,553	756,333	70,220	9.3%
Sales to public authorities	1,180,222	1,126,864	53,358	4.7%

Total retail sales	5,727,669	5,447,398	280,271	5.1%

Wholesale:
Sales for resale	43,534	47,173	(3,639)	(7.7%)
Off-system sales	2,163,766	2,408,122	(244,356)	(10.1%)

Total wholesale sales	2,207,300	2,455,295	(247,995)	(10.1%)

Total MWh sales	7,934,969	7,902,693	32,276	0.4%

Operating revenues (in thousands):
Non-fuel base revenues:
Retail:
Residential	$170,399	$153,097	$17,302	11.3%
Commercial and industrial, small	148,294	133,569	14,725	11.0%
Commercial and industrial, large	33,947	25,926	8,021	30.9%
Sales to public authorities	66,703	58,985	7,718	13.1%

Total retail base revenues	419,343	371,577	47,766	12.9%
Wholesale:
Sales for resale	1,520	1,635	(115)	(7.0%)

Total base revenues	420,863	373,212	47,651	12.8%
Fuel revenues:
Recovered from customers during the period (a)	135,881	157,281	(21,400)	(13.6%)
Under/(over) collection of fuel	(21,795)	(59,679)	37,884	(63.5%)
New Mexico fuel in base revenues	55,894	52,975	2,919	5.5%

Total fuel revenues	169,980	150,577	19,403	12.9%
Off-system sales	84,634	89,430	(4,796)	(5.4%)
Other	20,430	21,764	(1,334)	(6.1%)

Total operating revenues	$695,907	$634,983	$60,924	9.6%

Off-system sales (in thousands):
Gross margins	$8,992	$10,900	$(1,908)	(17.5%)
Retained margins	5,392	8,178	(2,786)	(34.1%)
Average number of retail customers:
Residential	331,210	325,300	5,910	1.8%
Commercial and industrial, small	36,479	35,946	533	1.5%
Commercial and industrial, large	49	49	—	—
Sales to public authorities	4,695	4,935	(240)	(4.9%)

Total	372,433	366,230	6,203	1.7%

Number of retail customers (end of period):
Residential	333,162	327,178	5,984	1.8%
Commercial and industrial, small	36,592	36,319	273	0.8%
Commercial and industrial, large	49	48	1	2.1%
Sales to public authorities	4,803	4,942	(139)	(2.8%)

Total	374,606	368,487	6,119	1.7%

			10 Yr Average
Weather statistics
Heating degree days	1,478	1,114	1,306
Cooling degree days	2,607	2,651	2,453

(a)	Excludes $23.3 million refund in 2010 and a $16.3 million surcharge in 2009 related to prior periods Texas deferred fuel revenues.

El Paso Electric Company and Subsidiary

Nine Months Ended September 30, 2010 and 2009

Generation and Purchased Power Statistics

			Increase (Decrease)
	2010	2009	Amount	Percentage
Generation and purchased power (MWh):
Palo Verde	3,748,164	3,826,096	(77,932)	(2.0%)
Four Corners	461,332	554,711	(93,379)	(16.8%)
Gas plants	2,276,456	1,796,812	479,644	26.7%

Total generation	6,485,952	6,177,619	308,333	5.0%
Purchased power	1,924,621	2,168,446	(243,825)	(11.2%)

Total available energy	8,410,573	8,346,065	64,508	0.8%
Line losses and Company use	475,604	443,372	32,232	7.3%

Total	7,934,969	7,902,693	32,276	0.4%

Palo Verde capacity factor	92.0%	94.0%	(2.0%)
Four Corners capacity factor	68.4%	85.7%	(17.3%)

El Paso Electric Company and Subsidiary

Financial Statistics

At September 30, 2010 and 2009

(In thousands, except number of shares, book value per share, and ratios)

Balance Sheet	2010	2009
Cash and temporary investments	$66,948	$121,535

Common stock equity	$790,763	$754,921
Long-term debt, net of current portion	849,733	739,686
Financing obligations, net of current portion	—	75,175

Total capitalization	$1,640,496	$1,569,782

Current portion of long-term debt and financing obligations	$14,100	$37,842

Number of shares - end of period	42,612,026	44,236,250

Book value per common share	$18.56	$17.07

Common equity ratio	47.8%	47.0%
Debt ratio	52.2%	53.0%